Exhibit 5.1

February 5, 2007

Merge Technologies Incorporated

6737 W. Washington, Suite 2250

Milwaukee, WI 53214-5650

Re: Offering of Common Stock

Gentlemen:

Reference is made to the Registration Statement on Form S-1 (No. 333-125603) filed by Merge Technologies Incorporated (the "Company") with the Securities and Exchange Commission (the "Registration Statement"), relating to the Company’s proposed issuance of up to 4,568,161 shares of common stock in exchange for exchangeable shares of Merge Cedara ExchangeCo Limited, as more fully set forth in the Registration Statement.

I am familiar with and have examined the Registration Statement, the articles of incorporation and bylaws of the Company and such other records and documents as I deemed appropriate. Based on my examination, I am of the opinion that:

(a)          The Company is a corporation, validly existing under the laws of the State of Wisconsin; and

(b)         Assuming that the Common Stock is issued upon the terms and in the manner set forth in the Registration Statement it will, upon issuance, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Sincerely,

/s/ Douglas R. Newkirk
Douglas R. Newkirk
General Counsel and Corporate Secretary